DICKSTEIN SHAPIRO LLP
1825 Eye Street NW   Washington DC 20006-5403
TEL (202) 420-2200   FAX (202 420-2201   dicksteinshapiro.com

Federated MDT Series
Federated Equity Funds

Page 1



                                                                      EXHIBIT 12

June 22, 2007


Federated MDT Series,
   on behalf of its portfolio, Federated MDT Large Cap Growth Fund 5800 Corporate Drive
Pittsburg, Pennsylvania  15237

Federated Equity Funds, on behalf of its portfolio,
Federated Large Cap Growth Fund
5800 Corporate Drive
Pittsburgh, Pennsylvania  15237


Ladies and Gentlemen:


You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the assets of Federated Large Cap Growth Fund (the "Acquired Fund"), a portfolio of Federated Equity Funds, a Massachusetts business trust (the "FEF Trust"), will be acquired by Federated MDT Series, a Massachusetts business trust (the "MDT Trust"), on behalf of its portfolio, Federated MDT Large Cap Growth Fund (the "Acquiring Fund"), in exchange solely for Class A, Class B and Class C Shares of the Acquiring Fund (the "Acquiring Fund Shares"), which shall thereafter be distributed to the holders of the Shares of the Acquired Fund (the "Acquired Fund Shareholders"), in liquidation of the Acquired Fund. Both the MDT Trust and the FEF Trust are registered open-end management investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of May 1, 2007, between the MDT Trust and the FEF Trust (the "Agreement"). This opinion is rendered to you pursuant to paragraph 8.5 of the Agreement.

We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificates provided to us by the MDT Trust and the FEF Trust in connection with the rendering of this opinion, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:


            (a) The Acquired Fund's transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

            (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares;

            (c) No gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares of stock in the Acquired Fund (the "Acquired Fund Shares");

            (d) No gain or loss will be recognized by any Acquired Fund Shareholder upon the exchange of its Acquired Fund Shares for Acquiring Fund Shares;

            (e) The tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization;

            (f) The aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by it immediately prior to the Reorganization;

            (g) The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund; and

            (h) The holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will include the period during which it held the Acquired Fund Shares exchanged therefor (provided the Acquired Fund Shares were held as capital assets on the date of the Reorganization).




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
DICKSTEIN SHAPIRO LLP
1825 Eye Street NW   Washington DC 20006-5403
TEL (202) 420-2200   FAX (202 420-2201   dicksteinshapiro.com

Federated MDT Series
Federated Equity Funds

Page 2



Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Acquiring Fund, the Acquired Fund or any Acquired Fund Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,



/s/ Dickstein Shapiro LLP
Dickstein Shapiro LLP



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